EXHIBIT 23.D

               Consent of Huddleston & Co., Inc.


     We consent to the incorporation by reference in this Registration Statement of El Paso Energy Corporation on Form S-8 of our report under the captions "Business-Gas System Reserves" and "Supplemental Information on Oil and Gas Producing Activities (Unaudited)" appearing in and incorporated by reference in the Annual Report on Form 10-K of The Coastal Corporation for the year ended December 31, 1999 ("Annual Report"), which Annual Report is referenced in that certain Current Report of El Paso Energy Corporation on Form 8-K, dated March 10, 2000, incorporated by reference in this Registration Statement.


/s/ HUDDLESTON & CO., INC.

Houston, Texas
December 18, 2000